SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

January 8, 2004

(Date of report/date of earliest event reported)

SKY FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Ohio	001-14473	34-1372535
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

221 South Church Street

Bowling Green, Ohio 43402

(Address of principal executive offices)

(419) 327-6300

(Registrant’s telephone number)

N/A

(Former name or former address, if changed since last report)

ITEM 5.	OTHER EVENTS

On January 8, 2004, Sky Financial Group, Inc. (“Sky Financial”) and Second Bancorp, Incorporated (“Second Bancorp”) announced that they had entered into an Agreement and Plan of Merger (the “Merger Agreement”) for Sky Financial to acquire Second Bancorp (the “Merger”). The Merger has been approved by the Boards of Directors of Sky and Second Bancorp. The Merger is subject to certain regulatory approvals as well as to the approval and adoption of the Merger Agreement by a majority of the shareholders of Second Bancorp.

Under the terms of the Merger Agreement, shareholders of Second Bancorp will be entitled to elect to receive, in exchange for each Second Bancorp common share held, 1.26 Sky Financial common shares. The exchange is expected to qualify as a tax-free transaction to the Second Bancorp shareholders.

Following the Merger, and upon the receipt of all necessary regulatory approvals, Second Bancorp’s wholly-owned subsidiary, Second National Bank, will be merged with and into Sky Financial’s commercial banking affiliate, Sky Bank.

This current report on Form 8-K, including the press release and investor materials, contains forward-looking statements that involve risk and uncertainty. It should be noted that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the combined company’s forward-looking statements.

The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the combined company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the combined company of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer business requirements, legislation, acquisition cost savings and revenue enhancements and similar matters. Readers of this report are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Item 7.	Exhibits

2	Agreement and Plan of Merger dated as of January 8, 2004 by and between Sky Financial Group, Inc. and Second Bancorp, Incorporated

99.1	Text of Press Release, dated January 8, 2004, issued by Sky Financial Group, Inc. and Second Bancorp Incorporated.

99.2	Investor presentation materials used by Sky Financial Group, Inc. and Second Bancorp Incorporated on January 9, 2004 relating to the proposed Merger.

99.3	Non-GAAP Disclosure Reconciliation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SKY FINANCIAL GROUP, INC.

Date:	January 13, 2004	By:	/s/ W. Granger Souder, Jr.

W. Granger Souder, Jr. Executive Vice President/ General Counsel and Corporate Secretary